Exhibit 99.1

                   BLUEFLY REPORTS THIRD QUARTER 2006 RESULTS

                      o  Revenues Increase by 35.5%
                      o  Gross Margin Remains Strong at 37.4%

New York, NY November 14, 2006 - Bluefly, Inc. (NASDAQ Capital Market: BFLY), a leading online retailer of designer brands, fashion trends and superior value (www.bluefly.com) today announced strong growth in revenue and margin levels for the third quarter of 2006.

Highlights for the third quarter of 2006 include the following:

     o Revenues increased by approximately 35.5% to $16.3 million from $12.0 million in the third quarter of 2005.
     o Gross profit increased by 33.6% to $6.1 million from $4.6 million in the third quarter of 2005.
     o Operating loss increased to $3.6 million from $1.5 million primarily as a result of a $597,000 of expense reported in connection with employee stock options as a result of the adoption of SFAS123(R), and a year-over-year incremental increase of $1.7 million in spending related to marketing and advertising.
     o Average order size increased by nearly 14% to $260.58 from $228.72 in the third quarter of 2005.
     o The cash balance was approximately $17 million, up from $9.4 million at year end 2005, as a result of the Company's recently announced financing.
     o Net loss increased to $3.5 million from $1.7 million. Loss per share decreased to $0.03 per share (based on 129 million weighted average shares outstanding after preferred stock dividends) from $0.20 per share (based on 15.8 million weighted average shares outstanding after preferred stock dividends).
     o Weighted average shares increased to 129 million from 15.8 million as a result of the financing and the conversion of the Company's preferred stock into common stock in connection with the financing. Total shares outstanding at September 30, 2006 were 129.2 million.

"We are extremely pleased with our third quarter results and with the momentum that we have been able to generate leading into the Holiday season," said Melissa Payner, Bluefly's Chief Executive Officer. "Once again, we were able to generate impressive revenue growth, while maintaining strong margins. Our advertising campaign continued to have a positive impact on the business, helping us to increase the number of new customers acquired in the quarter by over 25%. At the same time, our merchandise strategy and continuous improvement of our web site contributed to approximately 35% increase from existing Bluefly customers. While the broader retail markets are seeing mixed results, we continue to see strong growth coupled with healthy margins. We have laid the groundwork with our advertising and marketing, and with an appropriate level of inventory in place, we believe we are well positioned for a strong fourth quarter."

The company will host a conference call webcast to discuss its third quarter results today at 5:00 p.m. EDT. Investors can access the webcast at www.bluefly.com.

ABOUT BLUEFLY, INC.

Founded in 1998, Bluefly, Inc. (NASDAQ SmallCap: BFLY) is a leading online retailer of designer brands, fashion trends and superior value. Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District. For more information, please call 212-944-8000 or visit www.bluefly.com.

This press release may include statements that constitute "forward-looking statements," usually containing the words "believe," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by the company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K. These risks and uncertainties include, but are not limited to, the company's ability to execute on, and gain additional revenue from, its marketing initiatives; the company's history of losses and anticipated future losses; the potential failure to forecast revenues and/or to make adjustments to operating plans necessary as a result of any failure to forecast accurately; unexpected changes in fashion trends; cyclical variations in the apparel and e-commerce market; the availability of merchandise; the need to further establish brand name recognition; management of potential growth; and risks associated with our ability to handle increased traffic and/or continued improvements to its Web site.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

                                                      THREE MONTHS ENDED
                                                -------------------------------
                                                 SEPTEMBER 30,   SEPTEMBER 30,
                                                     2006             2005
                                                --------------   --------------
Net sales                                       $   16,322,000   $   12,045,000
Cost of sales                                       10,211,000        7,470,000
                                                --------------   --------------
     Gross profit                                    6,111,000        4,575,000
     Gross profit percentage                              37.4%            38.0%

Selling, marketing and fulfillment expenses          7,367,000        4,568,000
General and administrative expenses                  2,369,000        1,528,000
                                                --------------   --------------

   Operating loss                                   (3,625,000)      (1,521,000)

Interest and other income                              199,000           65,000

Interest expense                                       (59,000)        (247,000)
                                                --------------   --------------

Net loss                                        $   (3,485,000)  $   (1,703,000)
                                                --------------   --------------

Preferred stock dividends                              (16,000)      (1,387,000)

Net loss available to common shareholders       $   (3,501,000)  $   (3,090,000)
                                                --------------   --------------

Basic and diluted net loss per share
          (after preferred stock dividends)     $        (0.03)  $        (0.20)
                                                ==============   ==============

Weighted average shares outstanding                129,007,488       15,823,602
                                                ==============   ==============

                                     -more-

SELECTED BALANCE SHEET DATA & KEY METRICS- UNAUDITED

                                                 SEPTEMBER 30,    DECEMBER 31,
                                                     2006             2005
                                                --------------   --------------
Cash                                            $   17,055,000   $    9,408,000
Inventories, net                                    26,777,000       16,893,000
Prepaid Inventory                                    1,111,000          485,000
Other Current Assets                                 5,534,000        3,051,000
Property & Equipment, net                            2,664,000        2,895,000
Current Liabilities--excluding
 related party liabilities below                    14,699,000       11,936,000
Notes Payable to Related Party Shareholders
 (including interest payable)                               --        5,217,000
Shareholders' Equity                                38,708,000       15,865,000

                                                 THREE MONTHS     THREE MONTHS
                                                    ENDED            ENDED
                                                 SEPTEMBER 30,    SEPTEMBER 30,
                                                     2006             2005
                                                --------------   --------------
Average Order Size (including
 shipping & handling revenue)                   $       260.58   $       228.72
Customers Added During Period                           35,970           28,762

                                     -more-

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                                                 THREE MONTHS     THREE MONTHS
                                                    ENDED            ENDED
                                                 SEPTEMBER 30,    SEPTEMBER 30,
                                                     2006             2005
                                                --------------   --------------
Cash flows from operating activities:
 Loss from operations                           $   (3,485,000)  $   (1,703,000)
 Adjustments to reconcile loss from
   operations to net cash used in
   operating activities:
    Depreciation and amortization                      396,000          291,000
    Non-cash expense related to warrants
      issued to supplier                                14,000           80,000
    Provisions for returns                             638,000          916,000
    Allowance for doubtful accounts                     85,000           57,000
    Stock options expense                              597,000            8,000
    Reserve for inventory obsolescence                 275,000          170,000
    Changes in operating assets and
      liabilities:
      (Increase) decrease in:
      Inventories                                   (5,936,000)      (2,786,000)
      Accounts receivable                             (855,000)        (288,000)
      Prepaid inventory                               (496,000)        (286,000)
      Prepaid expenses                              (1,829,000)      (1,172,000)
      Other current assets                             176,000         (109,000)
      Other assets                                          --         (187,000)
     (Decrease) increase in:
      Accounts payable                               3,094,000          565,000
      Accrued expenses and other current
        liabilities                                    386,000          220,000
      Interest payable to related party
        shareholders                                        --          142,000
      Deferred revenue                                 230,000           63,000
                                                --------------   --------------

      Net cash used in operating activities         (6,710,000)      (4,019,000)

Cash flows from investing activities:
 Cash Collateral in connection with
   Rosenthal Pledge Agreement                               --        1,250,000
 Purchase of property and equipment                   (255,000)        (403,000)
                                                --------------   --------------

      Net cash used in investing activities           (255,000)         847,000
                                                --------------   --------------

Cash flows from financing activities:
 Net proceeds from exercise of  Stock Options           36,000           92,000
 Payment of capital lease obligation                   (13,000)         (15,000)
                                                --------------   --------------

      Net cash (used in) provided by
        financing activities                            23,000           77,000
                                                --------------   --------------

Net increase (decrease) in cash and
  cash equivalents                                  (6,942,000)      (3,095,000)

Cash and cash equivalents - beginning
  of period                                         23,997,000        8,215,000
                                                --------------   --------------

      Cash and cash equivalents - end
        of period                               $   17,055,000   $    5,120,000
                                                --------------   --------------

FOR IMMEDIATE RELEASE                              Investor Contact:
                                                   Patrick Barry
                                                   CFO, Bluefly, Inc.
                                                   212- 944-8000 ext. 239
                                                   pat@bluefly.com

                                                   Budd Zuckerman
                                                   Genesis Select
                                                   303-415-0200
                                                   bzuckerman@genesisselect.com